EXHIBIT 12

                          HASBRO, INC. AND SUBSIDIARIES
                 Computation of Ratio of Earnings to Fixed Charges
                          Quarter Ended March 28, 1999

                              (Thousands of Dollars)





Earnings available for fixed charges:
  Net earnings                                                      $ 13,795
  Add:
    Fixed charges                                                     16,154
    Income taxes                                                       6,198
                                                                     -------
      Total                                                         $ 36,147
                                                                     =======


Fixed Charges:
  Interest on long-term debt                                        $  6,173
  Other interest charges                                               5,800
  Amortization of debt expense                                           108
  Rental expense representative
   of interest factor                                                  4,073
                                                                     -------
      Total                                                         $ 16,154
                                                                     =======

Ratio of earnings to fixed charges                                      2.24
                                                                     =======